THIRD AMENDMENT TO REVOLVING
CREDIT, TERM LOAN AND SECURITY AGREEMENT

This Third Amendment to Revolving Credit, Term Loan and Security Agreement (the “Amendment”) is made as of this 14th day of February, 2011, by and among CONTINENTAL COMMERCIAL PRODUCTS, LLC, a limited liability company organized under the laws of the State of Delaware (“Continental”), and GLIT / GEMTEX, LTD., a corporation organized under the laws of the Province of Ontario (“Glit/Gemtex”, and together with Continental, collectively the “Borrowers” and each a “Borrower), KATY INDUSTRIES, INC., a corporation organized under the laws of the State of Delaware (“Katy” or the “Guarantor”) the financial institutions which are now or which hereafter become a party to such Agreement (collectively, the “Lenders”) and PNC Bank, National Association (“PNC”), as agent for the Lenders (PNC, in such capacity, the “Agent”).

BACKGROUND

A. On May 26, 2010, Borrowers, Guarantor, Lenders and Agent entered into a certain Revolving Credit, Term Loan and Security Agreement to reflect certain financing arrangements  among the parties thereto (as the same has been or may be amended, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”).  The Loan Agreement and all other documents executed in connection therewith are collectively referred to as the “Existing Financing Agreements.”  All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Loan Agreement.

B. Borrowers have requested and the Agent and the Lenders have agreed to amend certain terms and provisions contained in the Loan Agreement, on the terms and subject to the satisfaction of the conditions contained in this Amendment.

NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1. Section One.  Amendment to Loan Agreement.  Effective immediately, the Loan Agreement is amended as follows:

(a) Section 1.2 of the Loan Agreement is hereby amended by (i) deleting the term Availability Block in its entirety, and by substituting the following in lieu thereof, and (ii) adding the terms “Designated Cash Contribution” and “First Amendment” and the definitions thereof in the appropriate alphabetical order, as follows:

“Availability Block” shall mean the sum of (i) $1,050,000 through and including February 11, 2011 and (ii) $1,500,000 on and after February 12, 2011, which amount shall be reduced (x) dollar for dollar (but not to an amount less than $500,000) by the aggregate amount of the Designated Cash Contribution, on the date when made, and shall remain at such reduced amount through and including May 1, 2011, and reinstated to $1,500,000 on May 2, 2011, and (y) to zero (-0-) on the date upon which the outstanding principal balance of Term Loan A shall have been reduced by the aggregate sum of $1,500,000 pursuant to the application by the Agent against such principal balance, as and when received by the Agent, of (a) regularly scheduled payments of principal of Term Loan A made under Section 2.4(a) hereof and (b) mandatory prepayments of principal of Term Loan A made under Section 2.21(b) hereof.

 “Designated Cash Contribution” shall mean the cash infusion in Katy (and further distributed by Katy to the Borrowers) of the proceeds of equity, unsecured subordinated indebtedness or obligations (the terms and conditions of which, including without limitation the terms of subordination, shall be reasonably satisfactory to the Agent) or a combination thereof, by members of management of Katy and/or such other Persons who shall be reasonably acceptable to the Agent.

“First Amendment” shall mean that certain First Amendment to the Loan Agreement, dated as of January 18, 2011.

(b) Section 6.5 (a).  EBITDA.  The measuring periods and minimum EBITDA requirements set forth in section 6.5 (a) are deleted in their entirety, and the following are substituted in lieu thereof:

	Measuring Period	Minimum EBITDA
(i)	twelve fiscal months ending on or about May 31, 2011	$1,916,000
(ii)	twelve fiscal months ending on or about June 30, 2011	$2,254,000
(iii)	twelve fiscal months ending on or about July 31, 2011	$2,995,000
(iv)	twelve fiscal months ending on or about August 31, 2011	$4,440,000
(v)	twelve fiscal months ending on or about September 30, 2011	$3,927,000
(vi)	four fiscal quarters ending on each of December 31, 2011 and March 31, 2012	$5,250,000
(vii)	four fiscal quarters ending on each of June 30, 2012, September 30, 2012, December 31, 2012 and March 31, 2013	$5,500,000

(c) Section 6.5 (b).  Fixed Charge Coverage Ratio.  The measuring periods set forth in Section 6.5 (b) are deleted in their entirety, and the following are substituted in lieu thereof:

Measuring Period
(i)	two fiscal quarters ending on September 30, 2010
(ii)	four fiscal quarters ending on September 30, 2011, and each fiscal quarter thereafter, in each case together with the three preceding fiscal quarters

2. Section Two.  Representations and Warranties.  Each Borrower hereby:

(a) reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and all of the other Existing Financing Agreements and confirms that all are true and correct in all material respects as of the date hereof, in each case other than representations and warranties that relate to a specific date;

(b) reaffirms all of the covenants contained in the Loan Agreement and covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders, of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

(c) except as previously disclosed to the Agent with regard to the violation of certain financial covenants, represents and warrants that no Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements;

(d) represents and warrants that no Material Adverse Effect has occurred since May 26, 2010;

(e) represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary corporate or company action and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its Articles of Incorporation or Certificate of Formation, as applicable and Bylaws or Operating Agreement, as applicable, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(f) represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms.

3. Section Three.  Conditions Precedent/Effectiveness Conditions.  This Amendment shall be effective upon the satisfaction of each of the following conditions:

(a) the Agent shall have received a fully executed counterpart of the Amendment.

(b) Borrowers shall have received the proceeds of the Designated Cash Contribution in an aggregate amount of not less than $1,000,000.  In connection therewith, to the extent Agent shall have determined to its reasonable satisfaction that any portion of such proceeds shall have been received by Borrowers prior to the date of this Amendment (such portion, the “Received Portion”) then, as satisfactory evidence of Borrowers’ receipt of the remainder of such proceeds (that is, the amount equal to the difference between $1,000,000 and the Received Portion), such proceeds in the amount of such difference shall have been delivered to the Agent by wire transfer of funds in accordance with the following wire instructions, for application by the Agent, upon its receipt of such funds against the then outstanding U.S. Revolving Advances:

Name of Bank:	PNC Bank
East Brunswick, NJ
ABA No.	031207607
Account No.	196039957830
For further credit to:	Continental Commercial Products/Katy
Industries
Attention:	Glenn Kreutzer

(c) to the extent that any portion of the Designated Cash Contribution consists of subordinated indebtedness, Agent shall have received and reviewed to its reasonable satisfaction the terms and conditions of such indebtedness, including all promissory notes evidencing such indebtedness.

4. Section Four.  Payment of Expenses.  Borrowers shall pay or reimburse Agent for its reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

5. Section Five.  Reaffirmation of Existing Financing Agreements.  Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, and all other of the Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

6. Section Six.  Release.  Each Borrower and Katy hereby waives and releases and forever discharges Agent and Lenders, and the officers, directors, attorneys, agents and employees of each, from any liability, damage, claim, loss or expense of any kind originating in whole or in part on or before the date of this Amendment that such Borrower or Katy may now have against Agent or Lenders or any of them arising out of or relating to the Obligations, this Amendment, the Loan Agreement or the Other Documents.

7. Section Seven.  Amendment Fee.  In consideration of the willingness of the Lenders to enter into this Amendment, the Borrowers irrevocably agree to pay to the Agent, for the benefit of the Lenders, a non-refundable amendment fee in cash, in the amount of $50,000, which amendment fee shall be deemed to have been fully earned by the Lenders on the date of this Amendment, but which shall be charged to the Borrowers Account, and shall be due and payable, on the earliest to occur of (x) May 1, 2011, (y) the date of consummation of the Capital Event (as defined in the First Amendment) or (z) the date on which the Obligations shall be due and payable, whether at stated maturity, by acceleration or otherwise.  For avoidance of doubt, payment of such fee is in addition to, and not in substitution of, the amendment fee of $50,000 payable pursuant to the First Amendment.

8. Section Eight.  No Repayment of Designated Cash Contribution.  To the extent that any portion of the Designated Cash Contribution consists of indebtedness evidenced by one or more promissory notes, no payment may be made on any such note by the maker thereof or accepted or received by the payee thereof, except to the extent set forth in such note, as in effect on the date of execution thereof.  To the extent that any portion of the Designated Cash Contribution consists of obligations other than indebtedness evidenced by one or more promissory notes, whether such obligations are characterized as accrued fees or otherwise, then notwithstanding the terms of Section 7.10 of the Loan Agreement, or any other term or provision to the contrary contained in the Loan Agreement, the Subordination Agreement or any of the Other Documents, no payments of any kind may be made by Katy or the Borrowers thereon, or accepted or received by the obligee thereof, unless and until the Obligations shall have been paid in full in cash (other than contingent indemnification obligations not then due and payable), the Lenders’ obligations to extend credit under the Loan Agreement shall have been terminated and the Loan Agreement shall have been terminated.

9. Section Nine.  Miscellaneous.

(a) No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b) The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c) No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d) The terms and conditions of this Amendment shall be governed by the laws of the State of New York.

(e) This Amendment may be executed in any number of counterparts and by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery by facsimile or electronic transmission shall bind the parties hereto.

(f) Kohlberg & Company, L.L.C., a Delaware limited liability company, although not a party to this Amendment, has signed below to indicate its acknowledgement of this Amendment and its agreement with the terms hereof.

(g) Katy and Borrowers acknowledge and agree that no Designated Cash Contribution shall constitute a Capital Contribution, as defined in the First Amendment, and the making of any Designated Cash Contribution shall not discharge in any way the continuing obligation of the Borrowers to consummate a Capital Event, as defined in the First Amendment, on or before May 1, 2011.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

Confirmed: KOHLBERG & COMPANY, L.L.C. By: /s/ Christopher W. Anderson Name: Christopher W. Anderson Title: Partner	CONTINENTAL COMMERCIAL PRODUCTS, LLC By: /s/ James W. Shaffer Name: James W. Shaffer Title: VP-CFO
GLIT / GEMTEX, LTD. By: /s/ James W. Shaffer Name: James W. Shaffer Title: VP-CFO
KATY INDUSTRIES, INC. a Delaware corporation By: /s/ James W. Shaffer Name: James W. Shaffer Title: VP-CFO
PNC BANK NATIONAL ASSOCIATION, as Lender and as Agent By: /s/ Glenn D. Kreutzer Name: Glenn D. Kreutzer Title: Vice President
PNC BANK, CANADA BRANCH, as Lender By: /s/ Stephen B. Smith Name: Stephen B. Smith Title: Vice President

[SIGNATURE PAGE TO THIRD AMENDMENT TO REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT]

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